Exhibit 10.3

FALL 2007 INCENTIVE COMPENSATION AWARD AGREEMENT

October 31, 2007

PERSONAL AND CONFIDENTIAL:

[Name]
c/o United Retail Group, Inc.
365 West Passaic Street
Rochelle Park, New Jersey 07662

Dear [Name]:

We are pleased to inform you that, as a key associate of United Retail Group, Inc. or one of its subsidiaries, you have been granted an Incentive Compensation Award under the Company’s Fall 2007 Incentive Compensation Plan (the “Plan”) for the six-month selling season ending February 2, 2008 (the “Season”), subject to your acceptance of the award as provided in Section 1 below and the terms and conditions that follow in this letter agreement or are contained in the Plan.  A copy of the Plan is enclosed.  The terms and conditions of the award, including non-standard provisions permitted by the Plan, are set forth below and in the Plan, provided, however, that in the event of any inconsistency between the provisions of this letter agreement and the Plan, the provisions of this letter agreement shall prevail.  Capitalized terms used but not defined in this letter agreement shall have the meanings set forth in the Plan.

1.           Acceptance of Award.  The award can be accepted by (a) signing your name in the space provided on the enclosed copy of this letter agreement, and (b) delivering one signed copy of this letter agreement to the Secretary of the Company, 365 West Passaic Street, Rochelle Park, New Jersey, 07662, before 4:30 p.m. Eastern time on the 30th day after the date set forth above.  If the Secretary does not receive properly executed documents before 4:30 p.m. Eastern time on the 30th day after the date set forth above, then, anything in this letter agreement to the contrary notwithstanding, the award will be void ab initio and of no effect.

2.           Tender Offer.  Pursuant to a Merger Agreement, dated September 10, 2007, entered into between the Company, Redcats USA, Inc. (“Redcats”), and one of its wholly-owned subsidiaries (the “Merger Agreement”), Redcats purchased a majority of the shares of Company Common Stock.

[Name]
October 31, 2007

3.           Award Formula.

(a)         Your individual participation percentage is [__]%.  This percentage shall be multiplied by base salary paid to you during the Season and by the percentage payout based on operating income (as provided below) to determine the amount of your incentive compensation, which shall be paid in cash.

(b)         There shall be a 100% incentive compensation payout if the Company’s consolidated operating income for the Season determined in accordance with generally accepted accounting principles plus any expenses (or minus any gains) based on:

(i)	the market price of Company Common Stock,

(ii)	extraordinary items or

(iii)	transactions outside the ordinary course of business, such as the Tender Offer

(or the portion of the consolidated total allocated to the business activity in which you are principally engaged) reaches the median performance level that has been set by the Company’s Board of Directors (the “Median Performance Level”) for the Company (or the business activity in which you are principally engaged).

(c)         There shall be a 200% incentive compensation payout if such income reaches the maximum performance level that has been set by the Company’s Board of Directors  (the “Maximum Performance Level”).

(d)         In the event such income is greater than the Median Performance Level and less than the Maximum Performance Level, the incentive compensation payout shall be determined by straight-line proration between those two amounts.

(e)         In the event such income is equal to or greater than the minimum performance level that has been set by the Company’s Board of Directors (the “Minimum Performance Level”) but less than the Median Performance Level, the incentive compensation payout shall be determined by straight line proration between a 20% incentive compensation payout for the Minimum Performance Level and a 100% incentive compensation payout for the Median Performance Level.

[Name]
October 31, 2007

(f)          The incentive compensation payout percentage for the Season to be factored into the incentive compensation formula shall be determined by the Company’s Chief Financial Officer, whose good faith determination shall be final and binding on you and the Company.

4.           Transfer of Employment; Leave of Absence.  A transfer of your employment from the Company to a subsidiary or vice versa, or from one subsidiary to another, without an intervening period, shall not be deemed a termination of employment. If you are granted an authorized leave of absence, you shall be deemed to have remained in the employ of the Company or a subsidiary during such leave of absence.

5.           Employment.

Nothing contained in this letter agreement shall confer any right to continue in the employ of the Company or a subsidiary or limit in any way the right of the Company or a subsidiary to change your compensation or other benefits or to terminate your employment with or without cause.  Employment is “at will.”

6.           Recruiting Company Associates.

For a period of five years after the date set forth above, you shall not, directly or indirectly, (a) induce or attempt to influence any employee of, or consultant under contract with, the Company to leave its employ; or (b) take an active part in aiding any competitor of the Company or any other person in any attempt to induce or influence any employee of, or consultant under contract with, the Company to leave its employ.

7.           Confidential Information.

You shall never use, disclose or divulge, furnish or make accessible to anyone, directly or indirectly, any (a) trade secrets, confidential or proprietary information, and any other non-public knowledge, information, documents or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, and learned or obtained while in the employ of the Company, including, but not limited to, the Company's research and development operations, identities of employees, business relationships, products (including prices, costs, sales or content), processes, techniques, contracts, financial information or measures, business methods, future business plans, data bases, computer programs, designs, models and operating procedures, and (b) private information about any of the Company’s other employees learned or obtained while in the employ of the Company (collectively, "Information"), but excluding any Information that shall become generally known to the public or in the trade without violation of this Section 7, provided, however, that Information may be disclosed to the extent necessary in the performance of your corporate duties.

[Name]
October 31, 2007

8.           Making Disparaging Statements.

Neither you nor the Company shall ever make or authorize any public statement disparaging the other party, provided, however, that neither party shall be restricted in responding to any legal process.

9.           Successors.

This letter agreement is binding on your heirs and personal representatives and on the successors of the Company.

10.           Counterparts.

This letter agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original.

Very truly yours, UNITED RETAIL GROUP, INC.
By
Chief Executive Officer

I hereby agree to the terms and conditions set forth above, acknowledge that I have read the United Retail Group, Inc. 2007 Fall Incentive Compensation Plan and recognize that in the event of any inconsistency between the provisions of this letter agreement and the Plan, the provisions of this letter agreement shall prevail.

(please sign your name)	(date stamp of Company Secretary)